UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERU INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VERU INC.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ADJOURNED ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2024

This Supplement dated June 19, 2024 amends and supplements the Amended Proxy Statement of Veru Inc. (“we” or “Veru”) dated May 9, 2024 (the “Proxy Statement”), with the following information.

Adjournment of Annual Meeting

On June 18, 2024, we announced that we have adjourned our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) due to the lack of a required quorum. The Annual Meeting has been adjourned to Thursday, June 27, 2024, at 9:00 a.m., local time, at 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127, with respect to all proposals described in the Proxy Statement.

Appointment of Proxy Solicitor

We have hired Morrow Sodali LLC to solicit proxies with respect to the Annual Meeting. We will pay Morrow Sodali LLC a fee of $10,000, plus reasonable expenses. Morrow Sodali LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our shareholders on our behalf in connection with the Annual Meeting.

Important Information

Veru has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. Veru advises its shareholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the proxy card or voting instruction card previously mailed to you. If you have already returned your proxy or voting instruction card or voted by telephone or via Internet, you do not need to take any action unless you wish to change your vote.

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